UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 7, 2012

Ecologic Transportation, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-139045	26-1875304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1327 Ocean Avenue, Suite B, Santa Monica, California	90401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 899-3900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01      Entry into a Material Definitive Agreement

On Thursday August 2, 2012 Ecologic Transportation, Inc. (the “Company”), entered into a Letter of Intent (“LOI”) for Agreement to Acquire One Hundred Percent of the Issued and Outstanding Shares of ACE RENT A CAR, Inc., an Indiana corporation.

ACE RENT A CAR, Inc. (“ACE”) is a 46 year old, Indianapolis, Indiana and Chicago, Illinois based car rental company that generated gross revenue of $69 million for the year ending March 31, 2012.  ACE generates its revenue from four operating units consisting of car rental, car sales, airport parking, and reservation system. ACE has been under the same family control since its inception. ACE’s largest operation is its new 7-acre facility at O’Hare International Airport in Chicago and it also has car rental operations in the greater Chicago, Illinois, Indianapolis, Indiana, Minneapolis Minnesota and Austin, Texas.  ACE has an affiliate network comprising over 200 locations with 89 of them in strategic US markets.  In addition ACE operates an independent leading-edge reservation system that serves its affiliates and itself, which would allow the Ecologic Brand to rent its environmentally friendly cars from any location worldwide.

Ecologic Transportation, Inc. was formed to serve a growing unmet consumer demand for a “pure environmental” car rental company. The Company’s business plan calls for it to acquire 2nd tier multi regional independent car rental companies, consolidate their operations and brands, introduce economy of scale efficiencies into their sales and operations, and expand market share through the strategic leveraging of the unique market position as the only “Pure Green” multi geographic car rental company in the world.  The Company and its management believe that ACE is uniquely positioned to provide the platform for the Company’s strategic growth plan.

The Company has begun due diligence and looks to enter into a definitive agreement within 120 days from the signing of the LOI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLOGIC TRANSPORTATION, INC.

/s/ Edward W Withrow III
Edward W Withrow III
Chairman
Dated: August 7, 2012